NEAH POWER SYSTEMS AWARDED TWO PATENTS
FOR POWERCHIP FUEL CELL

Continues to strengthen PowerChip® Patent Portfolio

Bothell, WA (February 2, 2016) – Neah Power Systems, Inc. (OTCBB: NPWZ, NEAH POWER) an emerging leader in fuel cell-based power solutions and rechargeable lithium battery storage solutions for defense, commercial, and consumer applications, proudly announced that the Company had been recently granted two additional patents, US 9,184,463 (Ohlsen et al) and US 9,112,215 (Cross et al) by the United States Patent and Trademark Office (USPTO). These patents, along with the rest of the Company Patent portfolio, is critical to the overall success of the Company, and in particular to the recently signed memorandum of understanding (MOU) with a large South Africa based entity and the licensing agreement with the Government of India.

The patents apply to the one – of -its kind, non-air, methanol PowerChip® Fuel cell, versions of which have been shipped to the DRDO, Government of India most recently, and other customers in the past. These patents are related to the insitu regeneration of the oxidant used in the fuel cell. This insitu regeneration increases the energy density of the system, enabling a smaller, more compact, and lighter, fuel cell.

About Neah Power Systems, Inc.

Neah Power’s core fuel cell solutions have a small form factor, recharge instantly, and operable in air and non-air environments, providing a longer life with lower total cost of ownership. The PowerChip® battery leverages the proven silicon architecture to build a rechargeable lithium battery that is demonstrating industry leading performance. Neah Power’s Solutions offerings include the patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. For more information please visit www.neahpower.com.

For more information, or customer enquiries, please contact

Neah Power Systems Inc. Contact:

David Schmidt

dschmidt@neahpower.com

425 424 3324 ext 105

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, “forward-looking statements,” which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and Neah Power does not undertake any responsibility to update any of these statements in the future. Please read Neah Power’s Form 10-K for the fiscal year ended September 30, 2015 and its Quarterly Reports on Form 10-Q for a discussion of such risks, uncertainties and other factors.